Exhibit 99.1

News Release — April 23, 2007

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial quarterly earnings up almost 39%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,064,000 for the first quarter ended March 31, 2007.  When compared to first quarter 2006 earnings of $1,489,000, net income increased 38.6%. On a per share basis, diluted earnings were $.54 for the first three months of 2007 compared to $.44 for the same period in 2006.

Total assets at March 31, 2007 reached $796.7 million, an increase of 26.5% over total assets of $629.7 million at March 31, 2006.  Net loans increased to $530.6 million at quarter end from $400.7 million one year earlier.  Total deposits and repurchase agreements were $681.0 million at the end of the first quarter 2007, an increase of $154.7 million over the first quarter of 2006.  In addition, the market value of trust assets under management reached $518.7 million on March 31, 2007, representing a 10.5% increase from a year earlier. The results of operations for 2007 reflect the acquisition of Fulton Bancshares Corporation on July 1, 2006, which are not reflected in first quarter 2006 results.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust, opened its twenty-fourth community banking office in Carlisle on April 3, 2007.  In addition, the bank has community offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.